Mercantile Bank Corporation Reports Strong Full Year 2011 Results

Closes 2011 with Four Consecutive Quarters of Positive Earnings

GRAND RAPIDS, Mich., Jan.17, 2012 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $30.0 million, or $3.37 per diluted share, for the fourth quarter of 2011, compared with a net loss attributable to common shares of $5.3 million, or ($0.62) per diluted share, for the prior-year period. For the full year 2011, Mercantile reported net income attributable to common shares of $36.1 million, or $4.07 per diluted share, compared with a net loss attributable to common shares of $14.6 million, or ($1.72) per diluted share, for the full year 2010.

Net income attributable to common shares was positively impacted by the reversal of the previously established net deferred tax asset valuation allowance resulting in a federal income tax benefit of $27.4 million during the fourth quarter. Excluding the reversal of this allowance, the fourth quarter net income attributable to common shares would have been $2.6 million, or $0.30 per diluted share, and $8.8 million, or $0.99 per diluted share, for the full year 2011.

2011 was highlighted by:

•	Return to profitability with lower provision expense and higher net interest margin
•	Further strengthening of regulatory capital ratios; total risk based capital ratio up 25 percent compared to year-end 2010
•	Reversal of the net deferred tax asset valuation allowance
•	Additional improvement in asset quality; continued decline in nonperforming assets, down 30 percent from year-end 2010
•	Provision expense down $24.9 million or 78 percent from 2010
•	Level of loans in the 30- to 89-days delinquent category remains at virtually zero
•	Wholesale funds declined to 31% of total funds from 40% at year-end 2010
•	Brought dividends on preferred stock and distributions on trust preferred securities current

“The fourth quarter was another solid quarter that rounded out a year of strong performance and achievement of many milestones for Mercantile,” said Michael Price, Chairman and CEO of Mercantile Bank Corporation. “Throughout 2011, the results of our strategic initiatives implemented during the Great Recession returned our company to sustained profitability. We were able to reverse our net deferred tax asset valuation allowance, reflecting our belief that Mercantile should remain profitable and that we have positioned the organization for even further improved operating performance.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $58.5 million during the full year 2011, down $7.1 million or 10.8 percent from the $65.6 million generated during 2010, primarily reflecting a reduction in average earning assets. Net interest income was $51.2 million, down $5.1 million or 9.1 percent from the $56.3 million earned in the prior year. The decrease in net interest income resulted from a 16.4 percent decline in average earning assets, which was partially offset by a 29 basis point increase in the net interest margin. The reduction in average earning assets was the result of a shift of assets out of the loan portfolio as part of management’s strategic initiative to reduce Mercantile’s commercial real estate exposure.

Noninterest income for 2011 was $7.3 million, down $2.0 million or 21.2 percent from 2010. The decrease in noninterest income primarily reflects lower rental income from fewer foreclosed properties and a decline in mortgage banking activity. In addition, 2010 noninterest income includes gains totaling $0.8 million from the sale of certain assets.

Throughout 2011, Mercantile made significant progress in reducing provision expense. Provision expense decreased from $31.8 million in 2010 to $6.9 million in 2011. The overall lower level of provision is the result of a decline in total nonperforming loans, a slowdown in loan-rating downgrades, and an increase in loan-rating upgrades as the quality of the loan portfolio continues to improve. Additionally, in many instances the reserve allocation factors for non-impaired commercial loans were lowered as the higher loan charge-off periods of 2009 were replaced with the lower 2011 charge-off periods in the quarterly reserve migration calculations.

Mercantile has made further reductions in controllable costs and has significantly reduced costs associated with nonperforming assets. Noninterest expense for 2011 was $41.5 million, down $5.7 million from 2010. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $8.3 million during 2011, down $2.6 million or 23.7 percent from a year ago. FDIC insurance premiums were $2.8 million in 2011, down from $4.4 million in 2010, resulting from a decreased assessment rate.

“Our strategic plan to weather this troubled economy has been a multi-pronged approach including initiatives to reduce nonperforming assets, protect and improve our net interest margin, remain well-capitalized, reduce our controllable costs, and thus return the organization to sustained profitability,” added Price. “While we are pleased with our execution of the plan to date, we recognize there is still significant work to do. We will use our momentum and build upon our successes as we shift our focus from capital preservation to growth. We also expect to develop a framework for redeeming the TARP preferred stock that we had issued.”

Balance Sheet

While Mercantile continues to reduce its exposure to loans secured by commercial real estate, commercial/industrial activity has yet to rebound sufficiently to offset these efforts, resulting in a lower level of total assets. As of December 31, 2011, total assets were $1.43 billion, down $199 million or 12.2 percent from December 31, 2010; total loans declined $190 million or 15.1 percent to $1.07 billion over the same time period.

Real estate loans comprise a majority of Mercantile’s loan portfolio. At December 31, 2011, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $723 million or approximately 67 percent of total loans, representing a decline of $164 million, or 18.5 percent, from $887 million, or 70.3 percent of total loans, at December 31, 2010.

Non-owner-occupied commercial real estate (“CRE”) loans totaled $377 million as of December 31, 2011 (35.1 percent of total loans), a decline of $113 million over the past 12 months. Owner-occupied CRE loans were $268 million at the end of the fourth quarter of 2011, a decline of $13.9 million over the same period. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $77.9 million at December 31, 2011, down $37.6 million from a year ago. The commercial and industrial (“C&I”) segment of the loan portfolio was $267 million at December 31, 2011, a decline of approximately $22 million over the past 12 months, which reflected the continued sluggishness in business activity and a corresponding reduction in accounts receivable and inventory financings, as well as fewer requests for new equipment financing.

LOANS SECURED BY REAL ESTATE

($000s)	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Residential-Related:
Vacant Land	$13,124	$13,264	$13,484	$16,321	$17,201
Land Development	17,007	17,441	18,134	27,171	28,147
Construction	4,923	4,647	4,706	4,906	5,621

	35,054	35,352	36,324	48,398	50,969
Comm’l Non-Owner Occupied:
Vacant Land	10,555	11,082	12,639	13,669	14,293
Land Development	14,486	14,541	16,348	16,492	17,807
Construction	13,615	11,061	10,709	10,046	31,827
Commercial Buildings	376,805	397,279	429,708	484,629	489,371

	415,461	433,963	469,404	524,836	553,298
Comm’l Owner Occupied:
Construction	4,213	2,986	1,517	1,404	672
Commercial Buildings	268,479	269,776	264,848	273,739	282,388

	272,692	272,762	266,365	275,143	283,060

Total	$723,207	$742,077	$772,093	$848,377	$887,327

Note – Excludes residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit.

In an effort to improve liquidity since December 2008, Mercantile has been focused on reducing wholesale funding and growing local deposits, especially interest-bearing checking and money market deposit accounts. As of December 31, 2011, total deposits were $1.11 billion, a decline of $162 million since year-end 2010 and a reduction of $488 million since year-end 2008. By comparison, local deposits increased $312 million over the past three years to $782 million, representing 70.3 percent of total deposits compared to 29.4 percent at December 31, 2008. Approximately 80 percent, or $250 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, primarily reflecting the introduction of innovative new products, various deposit-gathering initiatives, enhanced advertising and branding campaigns, and transfers from maturing time deposit accounts.

Wholesale funds were $376 million, or 30.5 percent of total funds, as of December 31, 2011, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. Compared to a year ago, wholesale funding was reduced by $209 million, or 35.7 percent. The $1.04 billion decline in wholesale funding since the end of 2008 reflects both the shift toward local deposits, as well as a $784 million decline in total loans. This change has allowed Mercantile to reduce brokered deposits and Federal Home Loan Bank (“FHLB”) advances as they matured over the past three years, and to prepay certain FHLB advances during the fourth quarter of 2010 and second quarter of 2011.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $88.3 million during 2011. In addition to its short-term investments, at the end of the fourth quarter Mercantile had approximately $116 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as $37.6 million of U.S. Government securities available to sell.

Asset Quality

Nonperforming assets (“NPAs”) at December 31, 2011 were $60.3 million, or 4.2 percent of total assets, compared to $86.1 million, or 5.3 percent of total assets as of December 31, 2010. This represents a decline of $25.8 million, or 29.9 percent, from the end of 2010.

Robert B. Kaminski Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “Over the past couple of years we have made significant progress in improving our asset quality, by working relentlessly to move troubled assets out of the portfolio. With much of this work behind us, we are encouraged to have the opportunity to begin shifting focus towards driving growth in our markets. With the lessons learned throughout this experience, we will continue to work on expanding our customer footprint and supporting our lending customers with Mercantile’s relationship-based approach, while marketing innovative new products that offer compelling value to consumers.”

Nonperforming loans (“NPLs”) totaled $45.1 million as of December 31, 2011, down $24.4 million from a year ago, while foreclosed real estate and repossessed assets declined $1.4 million from December 31, 2010. CRE loans represented 71.1 percent of NPLs, or $32.0 million at year-end 2011. Investor-owned nonperforming CRE loans accounted for $23.9 million of total CRE nonperforming loans (6.3 percent of $377 million investor-owned CRE loans), while owner-occupied CRE nonperforming loans accounted for $8.1 million (3.0 percent of $268 million owner-occupied CRE loans).

Progress was achieved this past year toward resolution of nonperforming C&D loans, including both residential and commercial projects. C&D loans currently total $77.9 million, of which $3.9 million, or 5.0 percent, were nonperforming at December 31, 2011. This represents a marked improvement since December 31, 2010 when $14.9 million, or 12.9 percent, of the $116 million C&D loan portfolio was nonperforming. Nonperforming C&I loans were $3.1 million as of December 31, 2011, a decline of $5.2 million since the end of 2010. Owner-occupied and rental residential NPLs were $6.0 million as of December 31, 2011, down $3.1 million since the year-ago quarter-end.

NONPERFORMING ASSETS

($000s)	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Residential Real Estate:
Land Development	$5,479	$8,139	$8,531	$14,252	$14,547
Construction	1,397	1,418	2,089	2,268	2,333
Owner Occupied / Rental	7,138	7,737	8,996	8,893	9,454

	14,014	17,294	19,616	25,413	26,334
Commercial Real Estate:
Land Development	2,111	1,885	2,223	2,422	2,454
Construction	409	0	0	0	0
Owner Occupied	10,642	11,287	10,749	13,389	14,740
Non-Owner Occupied	30,106	22,435	25,526	30,086	34,209

	43,268	35,607	38,498	45,897	51,403
Non-Real Estate:
Commercial Assets	3,060	3,897	3,777	4,728	8,221
Consumer Assets	14	29	4	51	161

	3,074	3,926	3,781	4,779	8,382

Total	$60,356	$56,827	$61,895	$76,089	$86,119

During the fourth quarter of 2011, Mercantile added $10.2 million of NPAs to its problem asset portfolio and successfully disposed of $5.2 million through a combination of asset sales and principal pay-downs. Loan charge-offs were $0.9 million and foreclosed asset valuation write-downs were $0.6 million. In total, NPAs increased by a net $3.5 million during the fourth quarter of 2011.

Improvement in asset quality is apparent on a full-year basis. During the 12-month period ended December 31, 2011, Mercantile added $24.2 million of problem assets to its NPA portfolio, successfully disposed of $35.9 million, and charged-off or wrote-down an additional $14.1 million. In total, NPAs declined by a net $25.8 million since December 31, 2010.

NONPERFORMING ASSETS RECONCILIATION

($000s)	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
Beginning balance	$56,827	$61,895	$76,089	$86,119	$92,397
Additions	10,188	3,740	6,478	3,848	13,602
Returns to performing status	0	0	0	(766)	(1,019)
Principal payments	(2,115)	(5,058)	(12,067)	(5,555)	(7,217)
Sale proceeds	(3,038)	(2,670)	(2,547)	(2,085)	(5,282)
Loan charge-offs	(890)	(476)	(5,393)	(4,800)	(4,650)
Valuation write-downs	(616)	(604)	(665)	(672)	(1,712)

Total	$60,356	$56,827	$61,895	$76,089	$86,119

Net loan charge-offs were $4.7 million during the fourth quarter of 2011, or an annualized 1.8 percent of average loans, compared with $0.5 million (0.2 percent annualized) and $5.3 million (1.6 percent annualized) for the linked and prior-year quarters, respectively.

Net loan charge-offs were $15.7 million for the full year 2011, or 1.4 percent of average loans, compared with $34.3 million, or 2.4 percent of average loans, for 2010.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
Residential Real Estate:
Land Development	$15	$135	$2,496	$(2)	$312
Construction	(90)	(11)	(9)	0	173
Owner Occupied / Rental	1,176	(187)	1,819	1,208	120

	1,101	(63)	4,306	1,206	605

Commercial Real Estate:
Land Development	(75)	47	(62)	(73)	219
Construction	0	0	0	0	0
Owner Occupied	68	(18)	755	1,436	976
Non-Owner Occupied	4,060	639	445	(40)	2,642

	4,053	668	1,138	1,323	3,837

Non-Real Estate:
Commercial Assets	(435)	(162)	(336)	2,794	819
Consumer Assets	0	26	(9)	126	47

	(435)	(136)	(345)	2,920	866

Total	$4,719	$469	$5,099	$5,449	$5,308

Capital Position

Shareholders’ equity, totaling $165 million as of December 31, 2011, increased $39.1 million from year-end 2010 primarily reflecting net income and the reversal of the net deferred tax asset valuation allowance. The Bank remains “well-capitalized” with a total risk-based capital ratio of 15.5 percent as of December 31, 2011, compared to 12.5 percent at December 31, 2010. At December 31, 2011, the Bank had approximately $67 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,605,391 total shares outstanding at the end of 2011.

Mr. Price concluded: “2011 marked a turning point for Mercantile as we returned to solid profitability. Our disciplined approach over the past three years combined with our strengthened net interest margin and enhanced regulatory capital ratios, positions us well and gives us confidence in our ability to continue these positive trends and grow our business for continued profitability.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price Chairman & CEO 616-726-1600 mprice@mercbank.com	Charles Christmas Chief Financial Officer 616-726-1202 cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2011	DECEMBER 31, 2010	DECEMBER 31, 2009
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$12,402,000	$6,674,000	$18,896,000
Interest-bearing deposit balances	9,641,000	9,600,000	1,471,000
Federal funds sold	54,329,000	47,924,000	1,368,000

Total cash and cash equivalents	76,372,000	64,198,000	21,735,000

Securities available for sale	172,992,000	220,830,000	182,491,000
Securities held to maturity	0	0	59,212,000
Federal Home Loan Bank stock	11,961,000	14,345,000	15,681,000

Loans	1,072,422,000	1,262,630,000	1,539,818,000
Allowance for loan losses	(36,532,000)	(45,368,000)	(47,878,000)

Loans, net	1,035,890,000	1,217,262,000	1,491,940,000

Premises and equipment, net	26,802,000	27,873,000	29,684,000
Bank owned life insurance	48,520,000	46,743,000	45,024,000
Accrued interest receivable	4,403,000	5,942,000	7,088,000
Other real estate owned and repossessed assets	15,282,000	16,675,000	26,608,000
Deferred tax asset	26,013,000	0	0
Other assets	14,994,000	18,553,000	26,745,000

Total assets	$1,433,229,000	$1,632,421,000	$1,906,208,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$147,031,000	$112,944,000	$121,157,000
Interest-bearing	965,044,000	1,160,888,000	1,280,470,000

Total deposits	1,112,075,000	1,273,832,000	1,401,627,000

Securities sold under agreements to repurchase	72,569,000	116,979,000	99,755,000
Federal funds purchased	0	0	2,600,000
Federal Home Loan Bank advances	45,000,000	65,000,000	205,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,434,000	11,804,000	16,890,000
Accrued interest and other liabilities	4,162,000	5,880,000	7,242,000

Total liabilities	1,268,230,000	1,506,485,000	1,766,104,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	20,331,000	20,077,000	19,839,000
Common stock	173,979,000	173,815,000	173,576,000
Retained earnings (deficit)	(32,639,000)	(68,781,000)	(54,170,000)
Accumulated other comprehensive income (loss)	3,328,000	825,000	859,000

Total shareholders’ equity	164,999,000	125,936,000	140,104,000

Total liabilities and shareholders’ equity	$1,433,229,000	$1,632,421,000	$1,906,208,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED December 31, 2011	THREE MONTHS ENDED December 31, 2010	TWELVE MONTHS ENDED December 31, 2011	TWELVE MONTHS ENDED December 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$14,502,000	$18,035,000	$62,356,000	$77,791,000
Investment securities	1,837,000	2,413,000	8,490,000	10,137,000
Federal funds sold	61,000	66,000	199,000	176,000
Interest-bearing deposit balances	6,000	9,000	24,000	39,000

Total interest income	16,406,000	20,523,000	71,069,000	88,143,000

Interest expense
Deposits	3,377,000	5,403,000	16,384,000	23,529,000
Short-term borrowings	55,000	319,000	405,000	1,410,000
Federal Home Loan Bank advances	410,000	795,000	2,033,000	5,509,000
Other borrowed money	229,000	319,000	1,010,000	1,346,000

Total interest expense	4,071,000	6,836,000	19,832,000	31,794,000

Net interest income	12,335,000	13,687,000	51,237,000	56,349,000

Provision for loan losses	1,900,000	6,800,000	6,900,000	31,800,000

Net interest income after provision for loan losses	10,435,000	6,887,000	44,337,000	24,549,000

Noninterest income
Service charges on accounts	411,000	432,000	1,640,000	1,797,000
Gain on sale of commercial loans	0	0	0	324,000
Net gain on sale of investment securities	0	0	0	476,000
Other income	1,612,000	1,872,000	5,642,000	6,647,000

Total noninterest income	2,023,000	2,304,000	7,282,000	9,244,000

Noninterest expense
Salaries and benefits	4,520,000	4,423,000	17,891,000	18,297,000
Occupancy	664,000	669,000	2,780,000	2,838,000
Furniture and equipment	294,000	318,000	1,206,000	1,481,000
Nonperforming asset costs	1,654,000	2,999,000	8,290,000	10,858,000
FDIC insurance costs	569,000	920,000	2,843,000	4,370,000
Other expense	1,796,000	2,852,000	8,485,000	9,312,000

Total noninterest expense	9,497,000	12,181,000	41,495,000	47,156,000

Income (loss) before federal income tax expense (benefit)	2,961,000	(2,990,000)	10,124,000	(13,363,000)

Federal income tax expense (benefit)	(27,361,000)	1,963,000	(27,361,000)	(47,000)

Net income (loss)	30,322,000	(4,953,000)	37,485,000	(13,316,000)

Preferred stock dividends and accretion	331,000	329,000	1,343,000	1,295,000

Net income (loss) attributable to common shares	$29,991,000	$(5,282,000)	$36,142,000	$(14,611,000)

Basic earnings (loss) per share	$3.49	($0.62)	$4.20	($1.72)
Diluted earnings (loss) per share	$3.37	($0.62)	$4.07	($1.72)

Average basic shares outstanding	8,604,240	8,516,202	8,602,845	8,507,572
Average diluted shares outstanding	8,888,900	8,516,202	8,878,180	8,507,572

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2011 4th Qtr	2011 3rd Qtr	2011 2nd Qtr	2011 1st Qtr	2010 4th Qtr	2011	2010
EARNINGS
Net interest income	$12,335	12,295	13,158	13,449	13,687	51,237	56,349
Provision for loan losses	$1,900	1,100	1,700	2,200	6,800	6,900	31,800
Noninterest income	$2,023	1,804	1,703	1,752	2,304	7,282	9,244
Noninterest expense	$9,497	9,975	10,443	11,581	12,181	41,495	47,156
Net income (loss) before federal income tax expense (benefit)	$2,961	3,024	2,718	1,420	(2,990)	10,124	(13,363)
Net income (loss)	$30,322	3,024	2,718	1,420	(4,953)	37,485	(13,316)
Net income (loss) common shares	$29,991	2,682	2,381	1,088	(5,282)	36,142	(14,611)
Basic earnings (loss) per share	$3.49	0.31	0.28	0.13	(0.62)	4.20	(1.72)
Diluted earnings (loss) per share	$3.37	0.30	0.27	0.12	(0.62)	4.07	(1.72)
Average basic shares outstanding	8,604,240	8,604,263	8,604,476	8,599,166	8,516,202	8,602,845	8,507,572
Average diluted shares outstanding	8,888,900	8,868,122	8,872,692	8,884,675	8,516,202	8,878,180	8,507,572

PERFORMANCE RATIOS
Return on average assets	8.22%	0.71%	0.61%	0.28%	(1.21%)	2.36%	(0.80%)
Return on average common equity	85.19%	7.89%	7.39%	3.49%	(15.83%)	27.28%	(10.62%)
Net interest margin (fully tax-equivalent)	3.65%	3.50%	3.61%	3.64%	3.36%	3.60%	3.31%
Efficiency ratio	66.14%	70.75%	70.27%	76.19%	76.17%	70.91%	71.89%
Full-time equivalent employees	232	237	235	241	242	232	242

CAPITAL
Period-ending equity to assets	11.51%	9.25%	8.51%	8.04%	7.71%	11.51%	7.71%
Tier 1 leverage capital ratio	12.09%	10.87%	10.27%	9.88%	9.09%	12.09%	9.09%
Tier 1 risk-based capital ratio	14.19%	13.24%	12.58%	11.70%	11.17%	14.19%	11.17%
Total risk-based capital ratio	15.46%	14.51%	13.85%	12.98%	12.45%	15.46%	12.45%
Book value per common share	$16.73	13.45	12.77	12.30	12.20	16.73	12.20
Cash dividend per common share	$0.00	0.00	0.00	0.00	0.00	0.00	0.01

ASSET QUALITY
Gross loan charge-offs	$5,791	1,342	6,733	6,031	5,892	19,897	37,128
Net loan charge-offs	$4,719	469	5,099	5,449	5,308	15,736	34,310
Net loan charge-offs to average loans	1.75%	0.17%	1.73%	1.79%	1.63%	1.37%	2.43%
Allowance for loan losses	$36,532	39,351	38,720	42,118	45,368	36,532	45,368
Allowance for loan losses to total loans	3.41%	3.60%	3.45%	3.49%	3.59%	3.41%	3.59%
Nonperforming loans	$45,074	39,540	43,422	60,205	69,444	45,074	69,444
Other real estate and repossessed assets	$15,282	17,287	18,473	15,884	16,675	15,282	16,675
Nonperforming assets to total assets	4.21%	3.84%	4.02%	4.83%	5.28%	4.21%	5.28%

END OF PERIOD BALANCES
Loans	$1,072,422	1,094,037	1,122,999	1,206,886	1,262,630	1,072,422	1,262,630
Total earning assets (before allowance)	$1,321,345	1,385,945	1,447,756	1,494,163	1,555,329	1,321,345	1,555,329
Total assets	$1,433,229	1,477,985	1,537,874	1,576,935	1,632,421	1,433,229	1,632,421
Deposits	$1,112,075	1,185,333	1,247,932	1,253,644	1,273,832	1,112,075	1,273,832
Shareholders’ equity	$164,999	136,733	130,917	126,814	125,936	164,999	125,936

AVERAGE BALANCES
Loans	$1,072,851	1,111,184	1,179,786	1,233,037	1,292,289	1,148,671	1,412,555
Total earning assets (before allowance)	$1,358,585	1,414,722	1,483,409	1,519,304	1,636,471	1,443,485	1,727,120
Total assets	$1,448,000	1,504,640	1,566,708	1,602,882	1,728,375	1,530,031	1,820,925
Deposits	$1,152,001	1,211,863	1,251,818	1,261,590	1,339,149	1,219,094	1,368,726
Shareholders’ equity	$139,676	134,862	129,242	126,412	132,409	132,463	137,594